Exhibit 99.1

NEWS RELEASE

Contacts:                Raymond J. Pacini

Chief Executive Officer

California Coastal Communities, Inc.

(949) 250-7781

CALC RECEIVES NASDAQ DETERMINATION

TO DELIST ITS STOCK FROM TRADING

•      Company plans to seek further Nasdaq review

IRVINE, California, April 12, 2010  — California Coastal Communities, Inc. (NASDAQ: CALC) announced that on April 9, 2010 it received a delisting determination letter from the Nasdaq Hearings Panel informing the Company that its common stock is scheduled to be delisted from the Nasdaq Stock Market effective at the open of trading on April 27, 2010.  The Company plans to seek review of the Panel’s delisting decision by the Nasdaq Listings and Hearings Review Council which may overturn the Panel’s decision.

The Company is hopeful that the Nasdaq Review Council will look favorably upon the fact that the Company is in full compliance with the continuing listing requirements of Nasdaq and the Panel’s delisting decision was discretionary and based solely on the Company’s inability to emerge from its voluntary Chapter 11 bankruptcy proceedings by April 26, 2010.  The Company commenced the Chapter 11 proceedings on October 27, 2009 in order to extend the maturity dates and change the repayment schedules for its approximately $182 million of Brightwater credit facilities debt in order to be able to repay the debt in full in 2014 based on currently expected home sales during the next four years.  There can be no assurance that the Company’s request to the Review Council will be granted or, if granted, that the Review Council will decide that the Company’s common stock may continue to be listed on Nasdaq during the pendency of the Chapter 11 process.

As previously reported, the Company received a delisting notice from the Nasdaq Staff the day after commencing the Chapter 11 proceedings.   In December 2009 the Company successfully appealed to the Panel and was granted continued Nasdaq listing until April 26, 2010, upon which date the Company is presently required by the Panel’s decision to have emerged from the Chapter 11 process.  However, events beyond the Company’s control such as the sale of loan positions by certain syndicate members of the Brightwater credit facilities, including KeyBank who was the agent for the lending syndicates, to new parties have caused delays in the Chapter 11 process that make it impossible for the Company to meet the April 26 Nasdaq deadline.  Therefore, the Company requested that the Panel extend its deadline so that the common stock would remain listed while the Company completes the Chapter 11 process.  Since the Panel has refused to grant any further extension, the Company now intends to submit the matter to the Nasdaq Review Council.

If the Review Council does not rule in the Company’s favor and the common stock is delisted from Nasdaq, the Company expects that the common stock will not be immediately eligible to trade over-the-counter on the OTC Bulletin Board or in the “Pink Sheets.” However, the common stock may become eligible for such trading if a market maker makes application to quote the common stock in accordance with Securities and Exchange Commission Rules and such application is cleared.

The trading of the Company’s common stock in the over-the-counter market rather than on Nasdaq may negatively impact the trading price and the levels of liquidity available to the Company’s stockholders. In addition, securities that trade over-the-counter are not eligible for margin loans and will make our common stock subject to the provisions of Rule 15g-9 of the Securities Exchange Act of 1934, as amended, commonly referred to as the “penny stock rule.”

The Company is a residential land development and homebuilding company operating in Southern California.  The Company’s principal subsidiaries are Hearthside Homes which is a homebuilding company, and Signal Landmark which owns 105 acres on the Bolsa Chica mesa where sales commenced in August 2007 at the 356-home Brightwater community.  Hearthside Homes has delivered over 2,200 homes to families throughout Southern California since its formation in 1994.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance.  These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of such terms or other comparable terminology.  These forward-looking statements include, but are not limited to, statements about the potential decision of the Nasdaq Listings and Hearings Review Council, the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of court proceedings, lender negotiations, regulatory approval processes or administrative proceedings, cash flows or sales, and other statements contained herein that are not historical facts.

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